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FRIDAY DECEMBER 14, 8:39 AM EASTERN TIME

PRESS RELEASE

MIDLAND, TX--(BUSINESS WIRE)--December 14, 2001--Key Energy Services, Inc. (NYSE: KEG - news) announced today a series of moves designed to significantly lower its annual cash interest expense, substantially improve its balance sheet, and realign its management team to prepare it for a period of business expansion and growth.

Key will issue 5.4 million shares of common stock (approximately 5% of fully diluted shares outstanding) in an underwritten public offering, that will yield net proceeds of $43.2 million to be used solely to redeem approximately $35.4 million of its 14% Senior Subordinated Notes due 2009 and pay the redemption premium, accrued interest and transaction expenses. This redemption completes Key's ability to "claw-back" up to 35% of the $150 million principal amount of the 14% Senior Subordinated Notes due 2009 originally issued. The remainder of the 14% Senior Subordinated Notes, $97.5 million, are callable on January 15, 2004. Key also announced that during this quarter it has reduced the amount of its 5% Convertible Subordinated Notes due 2004 outstanding to approximately $50.4 million. Key estimates that its long-term funded debt will total approximately $385 million at December 31, 2001 and its debt to capitalization ratio will be approximately 39.5%.

The Company also announced several senior level management changes effective January 1, 2002 that the Company believes will strengthen its ability to pursue growth opportunities and enhance daily operations. James Byerlotzer will become Executive Vice President and Chief Operating Officer and will be responsible for all domestic well servicing, drilling and ancillary operations. Also, Thomas K. Grundman will become the Company's Executive Vice President - M&A and International, assuming responsibility for the Company's corporate development, merger and acquisition efforts, and international operations. Royce W. Mitchell, who is currently a partner

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at KPMG LLP, Key's audit firm, will join the Company in Midland as Executive
Vice President, Chief Financial Officer and Chief Accounting Officer where he will assume responsibility for the Company's accounting, information technology and treasury functions.

Francis D. John, Chairman and CEO stated, "Utilizing the cash proceeds from this small equity offering will allow the Company to reduce a significant portion of its high-cost 14% debt. This transaction reduces the Company's fixed charges by approximately $5 million per year, significantly strengthens its balance sheet approaching investment grade and positions Key to explore growth opportunities on an accretive basis."

"Appointing Jim Byerlotzer to the position of Chief Operating Officer and hiring Royce Mitchell as Chief Financial Officer enhances the Company's operational expertise. Relocating the accounting and treasury functions to our Midland headquarters will provide greater alignment with our operating regions and continue to improve the level of service to our customers. We have spent several years focusing internally to achieve operating efficiencies which have allowed the Company to maximize cash flow and reduce debt. Having reduced debt by approximately $458 million in three years, the Company is positioned to remain cash flow positive even under the severe conditions seen in 1998-1999. We expect our debt ratings will soon catch up with our strong cash flow performance and substantial balance sheet improvement."

"Now it is time to look externally toward the future and toward growth," Mr. John continued, "We intend to build on our substantial business base and market share. As Executive Vice President - M&A and International, Mr. Grundman will focus his efforts on acquisitions, growth strategies and technology endeavors that will allow the Company to expand both domestically and in international markets. As we move into the future, we will focus on growth both organically and through acquisitions that are accretive to shareholders, help achieve an investment grade rating and enhance our ability to serve our customers."

Key Energy Services is the world's largest well service company and owns approximately 1,477 well service rigs and 1,455 oilfield service vehicles, as well as 79 drilling rigs. The Company provides diversified energy operations including well servicing, contract drilling and other oilfield services and oil and natural gas production. The Company has operations in all major onshore oil and gas producing regions of the continental United States and in Argentina and Ontario, Canada.

Certain comments contained in this news release concerning the business outlook and anticipated financial results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that act. Whenever possible, the Company has identified these "forward-looking statements" by words such as "expects", "`believes", "anticipates" and similar phrases. The forward-looking statements are based upon management's expectations and beliefs and, although these statements are based upon reasonable assumptions, there can be no assurances that the financial results or components will be as estimated. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.